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                                                                    EXHIBIT 99.1

                                October 20, 2005


                                    RE:      RECENT EVENTS CONCERNING REFCO,
                                             INC. AND ITS SUBSIDIARIES

Dear Investor:

         You may already be aware of certain recent events which have occurred concerning Refco, Inc. ("Refco") and its various subsidiary companies. I am writing to inform you of the impact of these events on The Everest Fund, L.P. (the "Fund").

         Since 1995, the Fund has cleared its commodity future trades through Cargill Investors Services ("CIS"). On June 22, 2005 Refco Group Ltd., LLC ("Refco Group") announced that it had entered into a definitive agreement to acquire the global brokerage operations of CIS and that clearing and related services provided previously by CIS would henceforth be performed by Refco, in particular the registered futures commission subsidiary Refco, LLC ("Refco LLC"). By supplement to the Confidential Offering Memorandum for Class A Interests in the Fund dated September 1, 2005, we advised investors of this change to the Fund's commodity brokerage arrangements.

         On October 10, 2005, Refco, the parent company of Refco Group and Refco LLC, announced that it had discovered through an internal review an accounting issue involving a receivable owed to Refco by an entity controlled by Philip R. Bennett, the then Chief Executive Officer and Chairman of the Board of Directors of Refco. The amount at issue was approximately $430 million and was repaid by Mr. Bennett on the 11th. Mr. Bennett was subsequently relieved of his duties and has been charged with securities fraud in connection with this matter. In addition, various legal actions have been filed against Refco in this regard.

         On October 13, 2005, Refco announced that liquidity within another of its operating subsidiaries, Refco Capital Markets Ltd. ("RCM"), was no longer sufficient to continue operations and that RCM was imposing a fifteen day moratorium on all of its activities in an attempt to protect the value of that business. RCM acts as the Fund's foreign currency broker and as of such date, approximately 20% of the Fund's assets were held on deposit in accounts at RCM.


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         On October 17, 2005, Refco and certain subsidiaries filed in New York a bankruptcy petition seeking protection from creditors under Chapter 11 of the United States Bankruptcy Code. Although Refco LLC was not included in this filing, RCM was and as a result all dealings with RCM are subject to control by the Bankruptcy Court. The Fund is not able to determine at this time when funds held on deposit with RCM will be available for distribution.

         In light of these events, the Fund has terminated Refco LLC as its futures broker and RCM as its foreign currency broker. In their places, the Fund has engaged Calyon Financial, Inc. and Calyon Financial SNC, respectively, and is in the process of transferring assets previously held with Refco LLC to the new firms. Calyon is one of the largest FCMs and is the subsidiary of one of the world's largest banks. The Fund intends to transfer assets held with RCM to the control of the Everest Fund once transfers from accounts at RCM are approved by the Bankruptcy Court. At this time the financial position of RCM and when the Fund will be able to transfer assets cannot be ascertained. Although we regret these circumstances, the Fund had no prior knowledge of the events alleged to have occurred at Refco and of the potential impact such events would have on Refco's operating subsidiaries.

         The Fund has been advised by its trading manager, John W. Henry & Company, Inc. ("JWH") that all positions at Refco LLC are closed and all positions in foreign currency for the Fund held at RCM were offset as of October 19th. Statements provided by RCM show that the Fund's remaining assets at RCM consist of cash and forward open trade equity on neutral currency positions of approximately $7.5 million.

          Subject to the uncertainty of the amount ultimately collectible from RCM, the Fund intends to continue providing daily net asset values. These NAV's are prepared by the Fund's general partner utilizing estimated daily returns provided by JWH. These estimates do not represent the actual returns experienced by the Fund but should provide a reasonable approximation of the Fund's returns until such time that the general partner can perform these calculations in its normal course of operations. Any reliance on the net asset value calculations issued by the Fund must be qualified to the extent of the assets held on deposit at RCM until such time as such assets can be transferred to another entity. Therefore, any outstanding or future request for redemption will be subject to a holdback in an amount that represents a proportionate reduction for the percentage of assets remaining in RCM over the total assets of the Fund. Subject to the foregoing, the Fund is reducing the normal fifteen advance day notice for redemption requests for the month of October so that redemption requests will be deemed timely received this month if the Fund has actually


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received such requests on or before the close of business on October 26, 2005.
Payment of the remaining portion of redemption proceeds will be delayed until such time as the assets on deposit at RCM become available to the Fund. Because of the necessary disclosures which require us to update the offering memoranda, we will not be accepting new subscriptions until the associated regulatory issues are resolved and the updated materials are available.

         The Fund is currently exploring its legal alternatives to assist it in addressing the issues raised by the foregoing events. As new developments arise, we will provide you with additional information. The Fund's trading activities continue at John W. Henry and Company, Inc. with Calyon as the new clearing broker. Please do not hesitate to contact the Fund or your placement agent should you have any questions.

                                     Sincerely,

                                     /s/ Peter Lamoureux

                                     Peter Lamoureux
                                     President of Everest Asset Management, Inc.
                                     General Partner of the Everest Fund, L.P.




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